Exhibit 99.1

Third Quarter 2011

Conference Call Script

SLIDE 1

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products’ fiscal 2011 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2011 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 155.6 million shares outstanding at June 30, 2011.

Discussing the third quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website which are available to help illustrate the quarter’s results as well as to address our safe harbor disclosure statement and our non-GAAP disclosure requirements.

SLIDE 2

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

SLIDE 3

Slide 3 is our safe harbor disclosure statement addressing forward-looking statements. This slide includes cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements, as well as specific examples of forward-looking statements. Please take note of the disclaimers provided on slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year which ends September 30, unless specified otherwise.

The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will file a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us today as we discuss our results for the 2011 third quarter. I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report which covers key drivers affecting our businesses. After that, I will follow with our outlook for the fourth quarter and we will then open the call to questions.

SLIDE 4

The third quarter adjusted operating income improved on a year-over-year basis, although not as much as expected because municipal budgets continue to be constrained. However, in spite of this environment, we were able to at least cover increased raw material costs with higher pricing in all three of our businesses.

Additionally, U.S. Pipe’s third-quarter operating performance improved both year-over-year and sequentially. U.S. Pipe’s year-over-year performance benefitted both from productivity gains and higher pricing even with a significant decline in volume. Ductile iron pipe pricing also improved sequentially.

Anvil’s third-quarter performance was particularly strong with a 15.7% increase in net sales and a more than doubling of operating income. Anvil’s performance was driven by both ongoing volume growth and productivity improvements.

The market reception of our newer water-technology businesses is encouraging, with Mueller Systems experiencing year-over-year double digit net sales growth in the quarter. Third quarter bookings were up at both Mueller Systems and Echologics, our leak detection and pipe condition assessment business. I will discuss these businesses in more detail later on the call.

I will now turn the call over to Evan who will provide more details on the third quarter financial results.

Evan Hart – Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

SLIDE 5

Consolidated net sales for the 2011 third quarter of $366.7 million compare to net sales for the 2010 third quarter of $375.9 million. Net sales decreased primarily due to lower shipment volumes of $28.6 million, partially offset by higher prices of $17.5 million.

Consolidated gross profit of $70.3 million for the 2011 third quarter was essentially flat compared to gross profit for the 2010 third quarter of $70.6 million, yielding an improvement in gross margin to 19.2% for the 2011 third quarter compared to 18.8% for the prior year period. Factors impacting gross profit for the 2011 third quarter compared to the prior year period were higher sales prices of $17.5 million and manufacturing and other cost savings of $9.2 million, which were offset by higher raw material costs of $10.8 million, higher per-unit overhead costs due to lower production of $9.0 million and lower shipment volumes of $5.9 million.

Consolidated selling, general and administrative expenses declined $2.5 million to $54.7 million for the 2011 third quarter compared with $57.2 million for the 2010 third quarter.

SLIDE 6

Adjusted income from operations for the 2011 third quarter of $15.6 million improved $2.2 million from adjusted income from operations for the 2010 third quarter of $13.4 million. Adjusted income from operations for the quarter improved at both U.S. Pipe and Anvil. Higher sales prices of $17.5 million, manufacturing and other cost savings of $9.2 million and lower selling, general and administrative expenses of $2.5 million were partially offset by higher raw material costs of $10.8 million, higher per-unit overhead costs due to lower production of $9.0 million and lower shipment volumes of $5.9 million.

Adjusted EBITDA margin for the 2011 third quarter improved to 9.8% from 9.2% in the 2010 third quarter.

Net interest expense for the 2011 third quarter of $16.8 million included $2.1 million of non-cash costs related to terminated interest rate swap contracts. As we have previously discussed, although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts. Net interest expense for the 2010 third quarter was $15.8 million. Excluding the terminated swap contract costs, net interest expense decreased $1.0 million primarily due to a lower effective interest rate.

The 2011 third quarter income tax benefit of $0.2 million reflected an income tax benefit on current operations offset by certain discrete income tax expense items. Income taxes for the 2010 third quarter included a one-time $2.2 million expense related to the repatriation of earnings from Canada. We paid $4.7 million of income taxes, net of refunds, during the first three quarters of 2011.

Adjusted net loss per share of $0.00 for the 2011 third quarter improved from an adjusted net loss per share of $0.01 for the 2010 third quarter. The 2011 third quarter adjusted results exclude after-tax non-cash interest rate swap costs of $1.3 million and after-tax restructuring charges of $1.0 million. The 2010 third quarter adjusted results exclude the tax adjustment for the repatriation of earnings from Canada and after-tax restructuring charges of $0.5 million.

There was an average of 155.5 million shares outstanding for the 2011 third quarter compared to an average of 154.5 million shares outstanding for the 2010 third quarter.

I’ll now move on to segment performance.

SLIDE 7

Net sales for Mueller Co. for the 2011 third quarter came in lower than expected due to volume declines. Net sales were $165.8 million compared to net sales for the 2010 third quarter of $174.6 million. Our shipment volumes declined $17.0 million compared to third quarter last year, which we believe was the peak of ARRA shipments. However we benefitted from higher prices of $6.6 million and favorable Canadian currency exchange rates of $1.6 million. As a reminder, over the last twelve months we implemented price increases for valves and hydrants of 7% in July 2010 and 7% in February 2011. Additionally, for brass products we implemented a 4% price increase in April 2010 and an 8% increase in February 2011.

The volume declines that we saw on a year-over-year basis negatively impacted third quarter income from operations. 2011 third quarter adjusted income from operations was $22.8 million, with an adjusted operating margin of 13.8%, and adjusted EBITDA was $34.6 million, with an adjusted EBITDA margin of 20.9%. Prior year adjusted income from operations was $28.8 million, with an adjusted operating margin of 16.5%, and adjusted EBITDA was $41.1 million, with an adjusted EBITDA margin of 23.5%. In addition to being negatively impacted from lower shipment volumes of $6.4 million, adjusted income from operations also decreased due to higher per-unit overhead costs due to lower production of $5.1 million, higher raw material costs of $4.3 million and higher other expenses of $1.6 million. We did however benefit from higher sales prices of $6.6 million and manufacturing and other cost savings of $5.2 million. Capacity utilization for the 2011 third quarter was down appreciably from the prior year period, which had some impact on margins in the third quarter and will negatively impact margins in the fourth quarter due to higher per-unit overhead costs due to lower production.

We are continuing to invest in our newer water-technology businesses as we believe the market growth opportunities are there and are encouraged by the market receptivity to both Mueller Systems and Echologics. Nonetheless, expenses associated with investments to grow Mueller Systems and Echologics negatively impacted Mueller Co. margins by about 200 basis points in the third quarter.

SLIDE 8

Turning to U.S. Pipe, I should note that this quarter represents the third consecutive quarter that year-over-year operating results improved, even with lower shipment volumes.

Net sales for U.S. Pipe for the 2011 third quarter of $107.1 million decreased $13.1 million from net sales for the 2010 third quarter of $120.2 million, largely due to lower shipment volumes of $21.8 million. As a reminder, the 2010 third quarter included $12.4 million of pipe shipments that we sourced and provided for a project outside the United States. Additionally, we believe the third quarter of 2010 was the peak of ARRA-related shipments.

Third quarter net sales benefitted from higher pricing of $8.7 million, with pricing per ton for ductile iron pipe for the 2011 third quarter increasing both year-over-year and sequentially by 12% and 3%, respectively.

The adjusted loss from operations of $9.4 million and an adjusted EBITDA loss of $4.8 million for the 2011 third quarter improved from an adjusted loss from operations of $10.4 million and an adjusted EBITDA loss of $5.8 million for the 2010 third quarter. The 2011 third quarter benefitted from higher sales prices of $8.7 million, manufacturing and other cost savings of $1.9 million and lower selling, general and administrative expenses of $1.1 million. These items were partially offset by higher raw material costs of $5.3 million, lower shipment volumes of $2.9 million and higher per-unit overhead costs due to lower production of $2.6 million.

SLIDE 9

As we look at Anvil, its 2011 third quarter adjusted income from operations was its highest quarterly performance in two years.

Net sales for Anvil for the 2011 third quarter increased 15.7% to $93.8 million from net sales for the 2010 third quarter of $81.1 million. Net sales increased $10.2 million due to higher shipment volumes across most of the sectors we serve as well as higher prices of $2.2 million.

Adjusted income from operations for the 2011 third quarter of $9.6 million more than doubled from adjusted income from operations for the 2010 third quarter of $4.5 million. Higher shipment volumes of $3.4 million, higher sales prices of $2.2 million and manufacturing and other cost savings of $2.1 million improved operating results. These improvements were partially offset by higher per-unit overhead costs of $1.3 million and higher raw material costs of $1.2 million.

For the 2011 third quarter, Anvil improved both its adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA increased to $13.3 million, or an adjusted EBITDA margin of 14.2%, for the 2011 third quarter compared to adjusted EBITDA of $8.4 million, or an adjusted EBITDA margin of 10.4%, for the 2010 third quarter.

SLIDE 10

Free cash flow, which is cash flows from operating activities less capital expenditures, benefitted primarily from improved working capital performance. Free cash flow was $4.4 million for the 2011 third quarter, an improvement of $19.8 million compared to negative $15.4 million for the 2010 third quarter.

SLIDE 11

At June 30, 2011, total debt was $693.0 million and included $420.0 million of 7 3/8% senior subordinated notes due 2017, $221.7 million of 8 3/4% senior unsecured notes due 2020, $49.0 million drawn under our asset based credit agreement and $2.3 million of other. Net debt at the end of the 2011 third quarter was $647.2 million. As of June 30, we had $174.1 million of excess availability under our asset based credit agreement.

I’ll now turn the call back to Greg.

SLIDE 12

Thanks, Evan.

Evan detailed our third quarter financial performance and has provided an analysis of our results. I will now discuss our outlook for the balance of the year highlighting some of the market trends and key drivers affecting our businesses.

The municipal market continues to be challenging as we believe municipalities remain cautious as they balance the need to repair and replace aging water infrastructure against ongoing budget concerns. Consequently, we believe municipalities continue to slow or delay spending on water infrastructure.

In its second quarter construction outlook, McGraw-Hill cited two constraints on the fiscal picture for state and local governments. They noted tight budgets and greater difficulty in obtaining financing through the bond market given the rise in municipal bond rates. For example, municipal bond issuance through the first five months of this calendar year was down approximately 50% compared to last year.

In June, municipal bond issuance was approximately $25 billion, which is 60% greater than the monthly average through the first five months of the calendar year, although down 17% from June 2010. And in July, bond issuance represented some of the busiest weeks of the year. Also, despite some dire predictions, the number of defaults on municipal bonds is down 60% from the same period last year. According to the June issue of Municipal Market Advisors, no municipalities from so called “safe sectors”, which includes water, have gone into default since they started collecting data in 2009.

However, while recent activity suggests there may be a rebound in bond issuance, we do not believe that we will see spending increases that will benefit us in 2011.

Purchase costs for scrap steel and brass, our two largest raw material inputs, increased during the third quarter. The average quarterly unit price for brass ingot was up 25% year-over-year and was up 4% sequentially. The average quarterly unit purchase price of scrap steel increased over 15% on a year-over-year basis, but was about the same as the second quarter.

Now turning to what we are seeing for the fourth quarter, I’ll begin with Mueller Co.

Overall, we expect fourth quarter net sales to increase marginally year-over-year, despite a decline in volume in our core higher margin valve and hydrant products, due to higher pricing and greater year-over-year net sales from Mueller Systems and Echologics. We expect Mueller Co.’s higher sales pricing in the fourth quarter to at least offset the increase in raw material costs.

As Evan referenced, our production in the third quarter was down appreciably this year compared to last year largely due to the third quarter volume declines. As a result, we expect fourth quarter adjusted income from operations will be negatively impacted by higher costs due to lower production.

Taking all these factors into account, Mueller Co.’s 2011 fourth quarter adjusted income from operations is expected to be below last year’s and third quarter’s results.

I’ll now turn to U.S. Pipe…

As mentioned previously, pricing on ductile iron pipe improved in the 2011 third quarter both year-over-year and sequentially. We expect 2011 fourth quarter pricing to increase both year-over-year and to be higher than in the third quarter. The average price on orders in backlog at the end of the third quarter was higher than the average price of third quarter shipments. We anticipate this trend continuing throughout the balance of the construction season.

We expect that volume in our U.S. Pipe business will be up significantly in the 2011 fourth quarter year-over-year due to several factors.

During this time period a year ago, we had just closed our North Birmingham facility and were ramping up production at our remaining facilities. We were cognizant of not over-extending ourselves and risking a decline in customer service levels. We were also very focused on improving our pricing and walked away from some orders. Therefore, we think we saw some share erosion last year which we believe we have recovered.

Additionally, in July we began shipping part of an order to a major water project in the Middle East.

Overall, we believe net sales at U.S. Pipe for the 2011 fourth quarter will be significantly higher than last year driven by increased volume and higher pricing.

For the fourth quarter adjusted income from operations, we expect price increases to more than offset higher raw materials costs and cost savings from our initiatives to more than offset higher production costs due to inflation. As a result of these factors, in addition to the anticipated volume increases, we expect a substantial year-over-year improvement in U.S. Pipe’s income from operations. We also expect adjusted EBITDA to be positive for the fourth quarter.

Now I’ll turn to Anvil.

We expect to see slightly higher shipment volumes in the 2011 fourth quarter year-over-year, primarily due to the continued strength in our addressed oil & gas and industrial markets. We also expect to benefit modestly from higher pricing. As a result of these factors, we anticipate 2011 fourth quarter net sales to improve modestly over last year.

We expect pricing increases to offset higher raw material costs and for cost savings to offset increases in production costs. We expect 2011 fourth quarter adjusted income from operations to be roughly comparable to the same period last year. As a reminder, in the fourth quarter of last year, Anvil had a very favorable margin mix largely due to the shipment of a high margin engineered pipe hanger order to a nuclear power plant. So we expect Anvil’s margins to be down slightly this year from the fourth quarter last year.

Now I’ll summarize for the Company as a whole.

We believe 2011 fourth quarter net sales will increase year-over-year attributable primarily to volume increases at U.S. Pipe and higher pricing across all three businesses.

We expect to see continued improvement in our adjusted income from operations compared to last year due to higher sales pricing, greater volume at U.S. Pipe and manufacturing and other cost savings which we expect to more than offset higher raw material costs and other higher production costs due to inflation. However, as we previously mentioned, at the Mueller Co. business we will be negatively impacted by the lower production levels.

We expect free cash flow in the 2011 fourth quarter to substantially improve from last year due to operating performance and working capital management. Additionally, we made pension contributions of $13.4 million in the 2010 fourth quarter and anticipate making contributions of approximately $4.0 million in the fourth quarter this year. In the 2010 fourth quarter we also incurred cash costs for terminating our swaps of $14.8 million. We expect that free cash flow for fiscal 2011 will be marginally less than in fiscal 2010.

We continue to improve our working capital efficiency. For example, inventory turns for the twelve months ended June 30 improved about half a turn from the comparable prior year period. Additionally, for the latest twelve months, average receivables, inventory and accounts payable as a percentage of net sales at the end of the third quarter improved over 200 basis points from a year ago.

Other key variables for 2011 are: corporate spending is estimated to be $30 to $32 million, depreciation and amortization is estimated to be $82 to $83 million, and interest expense is estimated to be $65 to $66 million which, as a reminder, includes $8 million of non-cash interest expense associated with the terminated swap contracts. Our effective income tax rate is expected to be between 38% and 40%. Capital expenditures are expected to be between $33 and $35 million.

Two of the areas in the water infrastructure industry projected to have the most significant growth opportunities over the next several years are metering systems and pipe condition assessment services. We are enhancing our offering by investing in Mueller Systems and Echologics to capitalize on these market growth opportunities, and while these two businesses currently represent less than 10% of Mueller Co.’s net sales, we believe we are well positioned for growth and are steadily gaining traction in the marketplace. However, since both businesses are still in the investment stage, as we mentioned earlier, they currently mask the performance of Mueller Co.’s core business.

Mueller Systems and Echologics help utilities improve the efficiency of their water infrastructure systems through advanced metering infrastructure - or AMI - and acoustic leak detection and pipe condition assessment services, respectively.

Today, advanced metering infrastructure - or AMI - systems account for 20% of the total market served and is projected to be more than 45% of the market in three years. Almost all AMI systems today are one-way fixed networks. We believe the water market will quickly transition from one-way to two-way AMI, driven by additional needs to remotely monitor and control aspects of the water distribution system. We are meeting that need through enhancements to Mi.Net, our two-way AMI system. For example, we recently introduced a remote disconnect water meter which allows utilities to initiate or discontinue service from the utility itself, increasing service time and reducing labor costs.

The Mi.Net System has been well received as evidenced in our growth in bookings in the third quarter and the bookings we expect to see in the fourth quarter.

Given delayed spending in the municipal marketplace, we are particularly encouraged that we have experienced year-over-year sales growth, as well as an even greater increase in third-quarter bookings.

Similarly, we are finding that municipalities are increasing their focus on leak detection and pipe condition assessment as a way to make appropriate replacement / rehabilitation decisions, protect water quality and maintain service levels.

Last December, we invested in the leak detection and pipe condition assessment arena with the acquisition of Echologics Engineering. Echologics is a pioneer in the area of acoustic, non-invasive technology. Municipalities such as New Orleans, Toronto, and Las Vegas are examples of cities Echologics is helping to improve the efficiency of their water distribution system.

We are encouraged with the reception both Mueller Systems and Echologics are receiving in the market. We are leveraging the strength of the Mueller brand with innovative technology that is helping municipalities improve efficiencies and customer service levels.

On last quarter’s call, I discussed Mueller Water Products’ board of directors authorizing the exploration of a variety of alternatives for U.S. Pipe, including strategic alternatives such as the sale of a controlling interest in that business to a third party, a joint venture with a third party or other financial or structural alternatives, both domestic and international.

We are continuing to explore these alternatives. We appreciate your interest and know that you may have questions, but as we have said before it is our policy not to comment on any specific discussions or any potential corporate transaction unless and until we enter into a definitive agreement with respect to such a transaction.

No decision has been made to enter into any transaction and there can be no assurance that the exploration of alternatives will result in a transaction or as to the terms, conditions or timetable of any such transaction.

With that, I will open this call for your questions.

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Thank you for your interest in today’s call and we will talk to you soon.

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